Exhibit 10.44

FIRST AMENDMENT TO THE

PRUDENTIAL SEVERANCE PLAN FOR EXECUTIVES

WHEREAS, the Prudential Severance Plan for Executives (the “Plan”) was last amended and restated on June 25, 2003 by the most senior Vice President responsible for corporate Human Resources of The Prudential Insurance Company of America, or the successor to his or her duties relating to corporate Human Resources (the “SVP”);

WHEREAS, pursuant to Section 6.2 of the Plan, the SVP or her duly appointed delegate has certain authority to amend the Plan; and

WHEREAS, the SVP or her duly appointed delegate deems it appropriate and within the scope of his or her authority to amend the Plan in various respects;

NOW, THEREFORE, effective as to the termination of employment of Eligible Employees on or after January 1, 2004, the Plan is hereby amended as follows:

1. Section 2.10 of the Plan is hereby amended to read as follows:

2.10 “Eligible Employee” means an Employee of a Participating Company who at the time he or she incurs an Eligible Termination is an Employee performing services for a Participating Company (i) in the United States, or (ii) as an Expatriate in a country other than the United States.

2. Section 2.11 of the Plan is hereby amended to read as follows:

2.11 “Eligible Termination” means an Employee’s involuntary termination of employment with a Participating Company due to (i) the closing of an office or business location, (ii) a reduction in force, (iii) a downsizing, (iv) the restructuring, reorganization or reengineering of a business group, unit or department, or (v) a job elimination; provided, however, that a termination of employment with a Participating Company for any of the following reasons shall not constitute an Eligible Termination:

(A) transfer of any Employee to any (1) Affiliated Company, or (2) entity which is controlled by the Company through the ownership of a majority of its voting stock (or other equivalent ownership interest), either directly or indirectly through one or more intermediaries;

(B) voluntary termination of employment, unless the termination results from:

(1)	the Employee’s participation in a voluntary separation program of a business group, unit or department; or

(2)	the Employee’s rejection of an offer of a new job with the Company, an Affiliated Company or an entity which is controlled by the Company through the ownership of a majority of its voting stock (or other equivalent ownership interest), either directly or indirectly through one or more intermediaries, under circumstances where his or her current job is no longer available (such as, the job was eliminated, the job or its scope was changed significantly, the business location of the job has changed, or, as to an Expatriate, his or her assignment has ended), where

(a)	the new position has base salary plus

(I) annual bonus at par if this position has a level number or

(II) 50% of the incentive opportunity range for the annual bonus if this position has a grade number

(or the equivalent thereof) of less than 80% (or, as to an Expatriate who did not have a pre-assignment job with a Participating Company in the United States and who is offered localization, such other greater percentage as may be determined by the Company in its sole discretion) of the base salary plus

(X) annual bonus at par if his or her job has a level number or

(Y) 50% of the incentive opportunity range for the annual bonus if his or her job has a grade number

(or the equivalent thereof) of the current job, or

(b)	the following conditions are met: (I) the commuting distance from the center of the Employee’s town of residence to the center of town of the new job’s location is more than 49 miles, and (II) such commuting distance as determined under Section 2.11(B)(2)(b)(I) of the Plan is more than (x) 25 miles farther than the commuting distance from the center of the Employee’s town of residence to the center of town of the current job’s location or (y) 99 miles, provided, however, that as to an Expatriate, this Section 2.11(B)(2)(b) of the Plan shall be administered and interpreted by the Company, in its sole discretion, in accordance with the following general criteria:

(X) a reassignment job offer within the same non-United States host country to the same position or a different position, at the same business unit or a different business unit, shall generally be subject to the rules in Section 2.11(B)(2)(b)(I) and (II) in the context of the host country, but a reassignment job offer to the same position or a different position in a different non-United States host country shall generally be deemed to have satisfied the requirements of such sections; and

(Y) a job offer related to a repatriation back to the United States shall be subject to the rules in Section 2.11(B)(2)(b)(I) and (II) as if the Expatriate’s town of residence is his or her former, pre-assignment town of residence, and as if the Expatriate’s current job location is his or her former, pre-assignment job location; provided, however, that if the Expatriate did not have a pre-assignment job with a Participating Company in the United States, the rules in Section 2.11(B)(2)(b)(I) and (II) shall be applied to such job offer related to a repatriation back to the United States as determined by the Company in its sole discretion;

as determined by the Company in its sole discretion;

(C) voluntary retirement;

(D) death;

(E) Cause;

(F) inability to perform the basic requirements of his or her position with or without reasonable accommodation due to physical or mental incapacity and after the Employee’s short-term disability benefits have expired under the terms of The Prudential Welfare Benefits Plan; or

(G) failure to return from an approved leave of absence.

Except as otherwise provided in Appendix B of the Plan, Eligible Termination also shall not include an Employee’s termination of employment with a Participating Company as a result of a court decree, outsourcing, sale (whether in whole or in part, of stock or assets), merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up involving any Participating Company if such Employee receives a job offer from any employer that is involved in such outsourcing, sale, merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up.

3. Section 2 - Definitions of the Plan is hereby amended by adding a new Section 2.20 to the end thereof:

2.20 “Expatriate” means an Employee of a Participating Company who at the time he or she incurs an Eligible Termination is designated by such Participating Company as being on assignment as a United States expatriate on behalf of such Participating Company.

4. Section 4.3(iv) of the Plan is hereby amended to read as follows:

(iv)	any separation or other similar benefits of any kind from the Company or any Affiliated Company or any plan or program sponsored by the Company or any Affiliated Company (including, but not limited to, any separation provisions under an employment agreement and/or an offer letter), and any separation or other similar benefits of any kind from the Company or any Affiliated Company that may be required or provided for under applicable United States Federal, state or local law, or foreign law;

5. Section 4.4 of the Plan is hereby amended to read as follows:

4.4 Reductions of Severance Pay. Any Severance Pay which the Company may grant to an Eligible Employee may, in the sole discretion of the Company, be reduced by any amounts owed by the Eligible Employee to the Company or the Participating Company, including, but not limited to, those that relate to an Expatriate’s assignment. The Eligible Employee’s right to receive such Severance Pay is conditioned upon his or her agreement to execute any documents deemed necessary or appropriate by the Company to reduce the Severance Pay by any such amounts owed.

6. Section 4.5 of the Plan is hereby amended to read as follows:

4.5 Repayment of Severance Pay upon Rehire. If an Eligible Employee who has incurred an Eligible Termination and been granted Severance Pay is rehired by any Participating Company or Affiliated Company, the payment of Severance Pay shall terminate immediately on the date of such rehire, and the Company may, in its sole discretion, require the Eligible Employee to return any or all amounts of Severance Pay that have been paid to the Eligible Employee; provided, however, that in making this decision, the Company, in its sole discretion, may take into consideration any amounts that may be required or provided for under applicable United States Federal, state or local law, or foreign law.

7. Section 4.6 of the Plan is hereby amended to read as follows:

4.6 Form of Payment of Severance Pay, and Taxes. Payment of any Severance Pay will be made in a lump sum as soon as practicable after the date of the Eligible Employee’s Eligible Termination, but not sooner than after receipt by the Company of a fully executed Separation Agreement and General Release and the exhaustion of any revocation period thereunder. The Participating Company shall withhold from any payments made pursuant to the Plan such amounts as may be required by United States Federal, state, local or foreign law.

IN WITNESS WHEREOF, the undersigned hereby executes this First Amendment to the Plan this      day of December, 2003.

/s/ Sharon C. Taylor
Sharon C. Taylor
Senior Vice President of Corporate Human Resources